New York State
Department of Statements Division of Corporations, State Records & UCC
41 State Street
Albany, New York 12231
www.dos.state.ny.us

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
WILDER FILING, INC.
Pursuant to Section 805 of the Business Corporation Law of the State of New York

FIRST: The name of the Corporation is:  Wilder Filing, Inc.

SECOND: The Certificate of Incorporation was filed with the Secretary of State on August 20, 2004.

THIRD: The Certificate of Incorporation is amended to change the location of the corporation. The third paragraph of the certificate of incorporation is amended to read as follows:

“The office of the Corporation is to be located in the County of New York, State of New York.”

FOURTH:    (a) The certificate of incorporation, is hereby amended to:

(i) Change the aggregate number of shares which the corporation shall have authority to issue from 200 at no par value to 50,000,000 shares, $0.0001 par value. To accomplish the foregoing, the 100 issued shares at no par value will change into 25,000,000 shares at $0.0001 par value at the rate of 500,000 shares, $0.0001 par value, for each share of no par value common stock. The 100 unissued shares of common stock, no par value, will change into 25,000,000 unissued shares, $0.0001 par value at the rate of 500,000 shares, $0.0001 par value, for each share of no par value stock;

(ii) Create a new class of 1,000,000 shares of preferred stock, $0.0001 par value, and to designate 10,000 shares of such preferred stock with preferential liquidation rights.

(b) To accomplish the foregoing amendments:

(iii) Article Fourth is hereby amended and restated in its entirety as follows:

“FOURTH: The aggregate number of shares of capital stock which the Corporation shall be authorized to issue shall be Fifty One Million (51,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”) and One Million (1,000,000) shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). Of the Preferred Stock, Ten Thousand (10,000) shall have preferential liquidation rights. The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors. Holders of capital stock shall have no pre-emptive rights with respect to any authorized but unissued shares of Common Stock or Preferred Stock.

No holder of any of the shares of any class of the Corporation shall ne entitled as of right to subscribe for, purchase, or otherwise acquire, any shares of any class of the Corporation which the Corporation proposes to issue, or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into, or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire, shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired by the Corporation and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its sole discretion may determine, without first offering the same, or any portion thereof, to any said holder.  Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

(iv) The following Article Seventh is added to the Certificate of Incorporation:

“Corporate action may be taken without a meeting upon written consent of shareholders of outstanding shares having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

FIFTH: The amendment of the certificate of incorporation of the Corporation herein provided for was authorized by the vote on December 17, 2007 of holders of outstanding shares of the Corporation entitled to vote on the said restatement of the certificate of incorporation, having not less than the minimum requisite proportion of votes, subsequent to the vote at a meeting of the Board of Directors.

SIXTH: The Certificate of Incorporation is amended to change the address of the corporation. The fifth paragraph of the certificate of incorporation is amended to read as follows:

“The Secretary of State is designated as the agent of the Corporation upon whom process may be served. The post office address to which the Secretary of State shall mail a copy of process against the corporation shall be: Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York 10005.

IN WITNESS WHEREOF, we have subscribed this document on the 4th day of January, 2008 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

/s/

____________________________

Joel Schonfeld, President

CERTIFICATE OF AMENDMENT OF
WILDER FILING, INC.

This Certificate of Amendment to the Certificate of Incorporation of Wilder Filing, Inc. has been subscribed by the above-named individual on the 4th day of January, 2008, who affirms under penalty of perjury that the statements made herein are true.

This Amendment to the Certificate of Incorporation has been duly authorized by an affirmative vote of all of the stockholder on December 17, 2007 and ratified by all of the directors of the same on December 17, 2007.

Filer's Name: Joel Schonfeld

Address: 80 Wall Street, Suite 815

City, State, Zip Code: New York, New York 10005

/s/

                                                       ..
Joel Schonfeld, President